Exhibit 10.2

Stock Option Award Agreement

Grant Date: [            ]

Your Stock Option award is subject to all the terms and provisions of the Knowles Corporation 2014 Equity and Cash Incentive Plan (“Plan”), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan can be found on the Merrill Lynch stock plan administration website.

In addition, your Stock Option is subject to the following:

1.	Your Stock Option is subject to earlier termination as provided in the Plan, for example, upon termination of employment prior to the expiration date.

2.	It is your responsibility to keep track of your Stock Option grants and to ensure that you exercise your Stock Options before they expire. Knowles is not responsible for reminding or notifying you that your Stock Option is nearing its expiration date.

3.	You shall vest in the Stock Option, and the Stock Option shall become exercisable, per the dates on your Award Statement. You must be an active employee of Knowles or an affiliate on a vesting date in order for your Stock Options to vest, with certain exceptions as provided in the Plan.

4.	You may exercise your options using any of the methods set forth in the plan, including cashless exercise procedures whereby Merrill Lynch will advance the cash needed to exercise the Stock Option and you instruct Merrill Lynch to sell all or a portion of the shares acquired upon exercise of the option, and Merrill Lynch will pay you the proceeds of the sale, less the exercise price, taxes, commissions. You must first establish an account with Merrill Lynch to use the cashless exercise procedure.

5.	As a condition of receiving your Stock Option award, you agree to be bound by the terms and conditions of the Knowles Corporation Anti-hedging and Anti-pledging Policy and by any Clawback Policy to be adopted by Knowles, as such policies may be in effect from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Knowles equity securities held by you or certain designees, whether such Knowles securities are, or have been, acquired under the Plan, another compensation plan sponsored by Knowles, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy, and any Clawback Policy to be adopted by Knowles, on the Merrill Lynch stock plan administration website.

6.	For Non-US Employees, your Stock Option award is subject to the terms and conditions of the attached Addendum for Non-US Employees.

7.	Your Stock Option is not transferrable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

8.	Knowles reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.

9.	You must accept this award by logging onto the Merrill Lynch stock plan administration website.